Exhibit 10.4

****Certain confidential portions of this document have been intentionally omitted from this exhibit and will be separately filed with the Securities and Exchange Commission (the “Commission”).

EXECUTIVE AIRCRAFT MANAGEMENT AND
CHARTER SERVICES AGREEMENT

This EXECUTIVE AIRCRAFT MANAGEMENT AND CHARTER SERVICES AGREEMENT (hereinafter referred to as the “Agreement”) is entered into as of the 16th day of November 2020 (the “Effective Date”) by and between GREAT WESTERN AIR, LLC, an Arizona limited liability company (“Manager”) and Jet Token Management Inc., a California Corporation (“Client”) (Manager and Client may be hereinafter referred to collectively as the “Parties” and/or individually as a “Party”) and is made with reference to the following recitals:

RECITALS:

WHEREAS, Manager is a certificated, on-demand air carrier licensed by the Federal Aviation Administration (“FAA”) pursuant to 14 CFR Part 119 to conduct operations under 14 CFR Part 135 and is engaged in the business of managing, operating and maintaining aircraft and conducting aircraft charter operations;

WHEREAS, Client owns that certain aircraft described in the “Term Sheet” attached hereto as Exhibit A (the “Aircraft”), which is based at Las Vegas McCarron International Airport (KLAS) (“Operating Base”);

WHEREAS, Client desires to engage Manager to provide services in connection with the management, maintenance, operation and chartering of the Aircraft, and to provide to Manager possession, command and control of the Aircraft for charter operations, in accordance with the terms and conditions set forth herein;

WHEREAS, Manager desires to provide such services in connection with the management, maintenance, and operation and chartering of the Aircraft; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, warranties, representations and provisions contained herein, the Parties agree as follows:

1. Term; The term of this Agreement shall commence as of the Effective Date. The term of this Agreement shall be for one (1) year. This Agreement shall automatically renew for an additional term of one (1) year, each year thereafter, unless terminated by either Party. Either Party may terminate this Agreement at any time during the term of this Agreement upon thirty (30) days’ written notice to the other Party without cause, provided that any accrued obligations as of the date of any termination shall not be extinguished thereby. This Agreement shall terminate immediately upon the sale, loss or other disposition of the Aircraft.

2. Charter Operations. When the Aircraft is not in possession of and being operated by Client under 14 CFR Part 91, Manager shall be entitled to possession of the Aircraft sufficient to enable Manager to exert custody, command and control of the Aircraft as required for Manager engage in charter operations under 14 CFR Part 135. On Client’s behalf, Manager hereby agrees to market and operate the Aircraft in Manager’s charter operations conducted under 14 CFR Part 135 in conformity with Manager’s Air Carrier Certificate and applicable regulations. Client acknowledges that it is not a certificated air carrier or a public charter operator and it is not licensed by the FAA or Department of Transportation to engage in the marketing or provision of air transportation for compensation or hire and Client shall not hold itself out as an air carrier. ****

3. Aircraft Usage. Manager may use the Aircraft for on-demand air carrier operations and related uses authorized by this Agreement.

4. Operational Control. Manager shall have sole and exclusive “operational control” as defined in 14 CFR Section 1.1 of all flights conducted by Manager in its aircraft charter operations conducted under 14 CFR Part 135. The Parties acknowledge that Operations Specification A008 which governs “operational control” of aircraft by 14 CFR Part 135 on-demand air carriers governs all air carrier operations conducted under this Agreement. For all flights operated by Client under 14 CFR Part 91, Client shall have operational control and shall exercise exclusive possession, command and control of the Aircraft, and the pilots shall serve as Client’s agents and shall be under Client’s direct and exclusive control. Notwithstanding the foregoing, the Pilot-in-Command shall have final authority with respect to initiating, conducting or terminating a flight for any reason or condition which, in his/her judgment , would compromise the safety of the flight.

5. Aircraft Management Services. For Client’s benefit and as Client’ s agent, Manager shall provide management services to Client with respect to the operation, maintenance and administration of the Aircraft, as follows:

(a) Initial Set-up Services as set forth in Section 6 below.

(b) Flight Crew Services including selection, employment and management as set forth in Section 7.

(c) Flight Operation Services including flight scheduling, following and support services as set forth in Section 8.

(d) Aircraft Maintenance Services including maintenance of the Aircraft and/or management of maintenance of the Aircraft performed by third parties, related maintenance support functions and the administration of the Aircraft’s log books, manuals, data, records, reports and subscriptions as set forth in Section 9.

(e) Administrative Services including budgeting, accounting and reporting services as set forth in Section 10.

**** Certain confidential portions of this document have been intentionally omitted from this exhibit and will be separately filed with the Commission.

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(f) Facility Services including providing and/or arranging for aircraft hangar and support facilities at the Operating Base and other locations at which the Aircraft may be situated from time to time, as set forth in Section 11.

(g) Insurance Services including providing insurance policies for the Aircraft, as set forth in Section 12.

6. Initial Set-Up Services. For Client’s benefit, Manager shall coordinate and administer the initial placement of the Aircraft in operation and under Manager’s management, including, the following:

(a) Searching, interviewing, hiring and assigning flight crewmembers for the Aircraft.

(b) Screening and testing of flight crewmembers in compliance with applicable laws for, among other things, drug use, alcohol use, criminal record, civil judgments and/or injunctions, DMV record, finger printing, and FAA and 14 CFR violations.

(c) Payroll and benefit set-up for flight crewmembers.

(d) Internal manual, tracking documents and program set-up for the Aircraft.

(e) Arranging for insurance coverage for the Aircraft in accordance with the terms set forth in Section 12.

(f) Upon. Client’s request, entering the Aircraft into maintenance service programs and conducting appropriate reviews and compliance checks.

(g) 14 CFR Part 135 operation specifications development and addition and maintenance of the Aircraft on Manager’s 14 CFR Part 135 Certificate with FAA.

(h) Development of Minimum Equipment Lists (MEL) for Aircraft.

(i) Liaison with FAA representatives as necessary to set up Aircraft for operation in conformity with 14 CFR requirements.

7. Flight Crew Services.

(a) Pilot Hiring. Manager shall identify, interview, hire and assign a mutually agreed number of pilots for the Aircraft as set forth in the Term Sheet. Only pilots identified, interviewed, hired or otherwise engaged, and assigned by Manager shall crew the Aircraft. All pilots are and shall be employed and/or contracted by Manager. Manager shall ensure that all pilots hired to operate the Aircraft shall:

(i) hold and retain a valid Airline Transport Pilot or Commercial Pilot Certificate issued by the FAA with appropriate category, class and type ratings for the Aircraft;

(ii) hold a current First Class Medical Certificate issued by the FAA;

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(iii) hold a FCC Restricted Radiotelephone Operator Permit, if required;

(iv) be current for operations under 14 CFR Part 91 or Part 135, as applicable;

(v) have satisfactorily completed a ground and flight training course for the Aircraft approved by Manager;

(vi) be approved as a qualified pilot by Manager and the insurer(s) providing hull and liability insurance coverage for the Aircraft; and

(vii) pass a drug and alcohol screening and criminal history background checks as required by federal agencies and Manager policy.

(b) Pilot Compensation. Client shall pay Manager the Budgeted Pilot Fees as set forth in the Term Sheet and Manager’s current standard pay scales.

(c) Replacement Pilots. When one or more of the dedicated pilots are unavailable due to circumstances such as vacation, sickness, flight and duty time limitations or the like, Manager shall use its best efforts to make available to Client, at daily rates pre-approved by Client, properly qualified, rated and certified replacement pilots employed and/or contracted by Manager.

(d) Training. Manager shall schedule and arrange for appropriate training, including recurrent training, for the pilots supplied to Client. Such training shall meet or exceed the requirements of 14 CFR Part 91 or Part 135, as applicable, and shall be conducted by Manager, Flight Safety International, Simuflite or other comparable training facility. Client shall reimburse Manager for such pilot training costs including travel, lodging and meal expenses.

(e) Flight Crew Records. Manager shall maintain a complete and accurate record of the qualifications, ratings, certificates and training, including recurrent training, of all pilots assigned by Manager to operate the Aircraft.

(f) Flight Attendants. Manager shall search for, interview, hire and assign Flight Attendants for the Aircraft, as applicable. Client shall pay Manager the Budgeted Flight Attendant Fees as set forth in the Term Sheet and Manager’s current standard pay scales.

8. Flight Operations Services. Manager will perform the following services in connection with the scheduling, dispatch and flight following of the Aircraft:

(a) Operational Capabilities. Manager will establish safe operational capabilities for the Aircraft and pilots, including aircraft performance, weather conditions, airport facilities, flight and duty time, fuel reserves, weight and balance control, aircraft servicing, pilot training and other safety considerations.

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(b) Scheduling. Manager will operate a system of flight scheduling on a 24-hour basis, and shall record and coordinate all flight requests for flights conducted by Manager for charter customers, as well as ferry, training and maintenance flights. Manager also will establish procedures for scheduling the Aircraft and the pilots to ensure that in the absence of unforeseen circumstances the Aircraft is fully operational and that the Aircraft and flight crews are positioned for departure and prepared to depart on or before the requested departure times. Client shall provide Manager with reasonable advance notice of Client’s flight schedule (e.g., departure time, destination, number of passengers, amount of cargo, and in-flight service needs).

(c) Flight Information. Manager will provide information on weather and other conditions that could reasonably be expected to affect a requested flight.

(d) Flight Support Services. Manager will, upon request, with reasonable advance notice and at the expense of Client, arrange for security for the Aircraft, landing permits, clearances, ground handling of the Aircraft (including Aircraft storage), catering for the Aircraft and passenger ground transportation, and assist in trip planning for Client’s flights.

(e) Flight Following. Manager will provide flight following and communication services in connection with charter flights of the Aircraft.

9. Aircraft Maintenance.

(a) Maintenance and Inspection Program. For Client’ s benefit and as Client’s agent, Manager shall maintain and inspect the Aircraft, or cause it to be maintained and inspected, in accordance with the Aircraft manufacturer’s recommended maintenance program, provided that Manager may design a custom maintenance and inspection program for the Aircraft that it believes is best suited for the Aircraft and that maintains the Aircraft in good operating order and in a clean and airworthy condition for operations under 14 CFR Part 135 and which shall be in compliance with manufacturers’ recommendations, directives and standards, Manager’s Operations and Maintenance Manuals and operating procedures, and with applicable 14 CFR regulations and other laws and regulations. Manager shall notify Client in writing that it wishes to implement a custom maintenance program and Manager shall consult with Client before implementing same.

(b) Maintenance Services. Manager, at Client’s sole expense and as Client’s agent, shall cause the Aircraft to be maintained in a fully operative, airworthy condition. All maintenance and repairs shall be performed in accordance with: (i) Manager’ s FAA-approved maintenance program and procedures approved in Manager’ s Operations Specifications; (ii) all applicable regulatory requirements including without limitation 14 CFR Parts 43, 91 and 135; (iii) prevailing industry standards; and (iv) as required under applicable warranties and manufacturer’s maintenance programs. Manager shall ensure that the Aircraft may be released as airworthy for flight in accordance with the authorization, limitations and procedures approved in Manager’s Operations Specifications. Without limiting the foregoing, Manager shall cause the Aircraft to be maintained in compliance with all FAA alerts and Airworthiness Directives and manufacturers’ mandatory Service Bulletins. All maintenance will be performed by a certified repair station or by duly licensed, certified and rated mechanics enrolled in Manager’s drug and alcohol testing program. Manager’s Director of Maintenance, who shall be compensated by Client as set forth on the Term Sheet, shall generate Manager’ s FAA-approved maintenance program for the Aircraft. All maintenance expenses will be borne and discharged by Client in a timely fashion. All parts or components that are replaced or added to the Aircraft shall be considered part of the Aircraft and the sole property of Client.

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No repairs, maintenance services, inspections , modifications, or restoration shall be performed on the Aircraft that without Manager’s prior approval and authorization. Client acknowledges and agrees that in the event Client causes any repairs, maintenance services, inspections or modifications of the Aircraft without Manager’s prior approval and authorization and/or after any period of time during which the Aircraft has not been in Manager’s possession and control, Manager, at Client’s expense, must thereafter inspect the Aircraft and its records before the Aircraft may be released as airworthy for 14 CFR Part 135 flight in accordance with 14 CFR and Manager’s Operations Specifications;

(c) Monitoring and Notification. On Client’ behalf, Manager shall monitor the Aircraft’s compliance with all applicable airworthiness directives, service bulletins (regardless of whether mandatory or recommended) issued during the Term of this Agreement and notify Client of any modifications, repairs and inspections required or recommended by same and, if applicable, the final date or time for compliance.

(d) Maintenance Records. On Client’s behalf, Manager shall keep, or cause to be kept, complete, accurate and timely logs, books and records (including computerized maintenance records and programs) pertaining to the Aircraft, including its engines and other major components, and the maintenance thereof, in accordance with customary industry standards, 14 CFR requirements and good accounting practice. Such logs, books, and records shall be considered part of the Aircraft and, although maintained at Manager or such location designated by Manager, shall be the sole property of Client.

(e) Maintenance Support Equipment and Spare Parts. Manager may recommend equipment and/or spare parts as necessary for the operation and support of the Aircraft. Manager will, at Client’s expense and with Client’s written approval, purchase such equipment and spare parts for the specific and exclusive use of the Client. Any such equipment and/or spare parts shall remain the sole property of the Client.

(f) Authorization. Manager shall obtain Client authorization prior to incurring any maintenance expense in excess of **** on Client’s behalf.

10. Administrative Services. Manager will provide the following administrative and record keeping services:

(a) Budget and Reports. Manager shall provide Client with an annual budget of costs incurred and revenue realized in owning and operating the Aircraft. Within thirty (30) days after the end of each calendar month during the Term of this Agreement, Manager shall provide Client with a monthly report regarding the operation of the Aircraft for the preceding month which shall include:

**** Certain confidential portions of this document have been intentionally omitted from this exhibit and will be separately filed with the Commission.

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(i) The number of charter hours flown and Client’s share of charter flight time revenue for each charter flight;

(ii) All costs incurred with respect to operating the Aircraft, including reimbursements and compensation payable to Manager pursuant to Section 15; and

(iii) Copies of all invoices, statements, charge slips and other documentation reasonably requested by Client substantiating expenses billed to Client for the operation or maintenance of the Aircraft.

(b) Federal Excise Taxes.

(i) Returns. Manager shall prepare and file any required federal excise tax returns with respect to any taxable transportation (within the meaning of Section 4262 of the Income Tax Code of 1986, as amended; the “Code”) associated with the charter operation of the Aircraft by Manager. The Parties intend that, except for flights conducted for Client under Part 135, no amount paid to or through Manager shall be for air transportation subject to Federal Excise Tax under Internal Revenue Code Section 4261. The arrangements between the Parties are intended to conform to those described in Rev. Rul. 58-215 and in TAM 9347007; and

(ii) Refunds or Credits. Manager shall prepare and file any claims for refund of federal excise taxes on aviation fuel paid by Client under Code Section 4091, that are properly refundable on account of the nature of the use of such fuel. Manager shall provide Client with any refund received as a result of the filing of such refund claims.

(c) Audit. During the Term of this Agreement and for one (1) year thereafter, Client or its representatives shall have the right, upon two (2) business days written notice to Manager, to examine, during normal business hours, and at Manager’s offices all of Manager’s records detailing its services provided under this Agreement, and to audit the books of account, and records pertaining to the transactions charged to or paid by Client.

(d) Manuals and Other Documents. Manager, at Client’s expense, will maintain all maintenance and flight manuals, airway charts, approach plates, software (including the flight management system database) and other documents and materials reasonably required to support the Aircraft’s flight operations.

11. Hangar Facilities. Manager shall, upon Client’s request, identify and coordinate the availability of hangar and support space for the Aircraft as follows at a cost as set forth in the Term Sheet.

12. Insurance. Manager shall, at Client’s sole expense, procure and maintain in full force and effect during the term of this Agreement, a policy or policies of insurance on the Aircraft issued by one or more companies reasonably acceptable to Client and with coverages, limits and deductibles no less than those set forth on the Term Sheet. Such insurance policies shall provide coverage against public liability, property damage, hull damage, engine ingestion damage, war and expropriation, and passenger insurance as follows:

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(a) All-risk hull insurance with respect to loss or damage to the Aircraft, motion and non-motion, for the value of the Aircraft on an “Agreed Value” basis in the amount set forth on the Term Sheet.

(b) War risk and confiscation insurance on commercially available terms.

(c) Engine ingestion insurance on commercially available terms.

(d) The physical damage, war risk and confiscation and engine ingestion insurance required to be maintained pursuant to subsections (a), (b), and (c) shall (i) name Client and Client’s lender and/or lessor as their respective interests may appear.

(e) Aviation liability insurance in the amount set forth on the Term Sheet.

(f) Manager shall furnish Client with insurance certificates evidencing that the insurance coverages required by this Agreement shall be in effect upon delivery of the Aircraft to Manager.

(g) If any policy of insurance covering the Aircraft are altered, canceled, or not renewed for any reason whatsoever, Manager shall forthwith use commercially reasonable efforts to obtain new policies issued by a company or companies reasonably satisfactory to Client and providing coverage identical to those policies canceled or not renewed, without any gap in coverage.

(h) If Manager shall fail to procure and maintain in full force and effect any of the insurance coverage required by this Agreement at the times and in the manner herein provided, such failure shall constitute an event of default by Manager. In such event, Client may, at its option, (i) declare a default and/or (ii) obtain substitute insurance for the remainder of the term of this Agreement at Client’s expense.

(i) In addition, Manager shall cause endorsements to be issued by each insurer under the policies providing:

(i) that Client and Client’s lender, if any, shall be named as additional insureds thereunder;

(ii) that notwithstanding any right of the insurance company to cancel or to make material alterations, the insurance shall continue in force for the protection of Client for at least thirty (30) days after written notice of such cancellation or material alteration shall have been received by Client;

(iii) that such insurance shall be primary to any other insurance available to Client;

(iv) that waives subrogation by such insurer against Client and Manager with respect to obligations arising pursuant to this Agreement;

(v) a breach of warranty endorsement whereby the coverage of any one insured will not be invalidated by the act or omission of any other insured; and

(vi) a severability of interest clause whereby the policy shall operate in the same manner as if a separate policy covered each insured, except with respect to limits of coverage.

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13. Workers’ Compensation Insurance Requirements. Manager shall at all times during the term of this Agreement maintain workers’ compensation insurance that provides applicable statutory benefits for all of Manager’s employees, including without limitation all pilots, flight attendants and mechanics (other than those hired and employed directly by Client), who perform services pursuant to this Agreement that includes broad form all states coverage and employer’s liability insurance with minimum limits of coverage of **** for bodily injury by accident or disease.

14. Waiver of Damages.

(a) ALL RISK OF LOSS OR DAMAGE TO THE AIRCRAFT DURING THE TERM OF THIS AGREEMENT SHALL BE BORNE BY CLIENT. PROVIDED THAT MANAGER PERFORMS ITS OBLIGATIONS HEREUNDER TO MAINTAIN INSURANCE, AND IN THE ABSENCE OF GROSS NEGLIGENCE AND WILLFUL MISCONDUCT BY MANAGER AND ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, AGENT OR CONTRACTOR OF MANAGER, CLIENT AGREES TO ACCEPT THE PROCEEDS OF INSURANCE OBTAINED UNDER THE POLICIES SET FORTH IN SECTION 12 AS ITS SOLE RECOURSE AND WAIVES ANY AND ALL CLAIMS AND RIGHTS OF ACTION AGAINST MANAGER FOR ANY AND ALL LOSS OR DAMAGE CAUSED BY OR TO THE AIRCRAFT.

(b) IN THE ABSENCE OF GROSS NEGLIGENCE AND WILLFUL MISCONDUCT BY MANAGER AND ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, AGENT OR CONTRACTOR OF MANAGER, MANAGER SHALL NOT BE LIABLE TO CLIENT FOR ANY DAMAGES FOR DIMINUTION IN VALUE OF THE AIRCRAFT, PUNITIVE OR EXEMPLARY DAMAGES, OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF USE, REVENUE, OR PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE.

**** Certain confidential portions of this document have been intentionally omitted from this exhibit and will be separately filed with the Commission.

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15. Revenue, Fees, Charges.

(a) Charter Revenue. When and as requested by Client, for the purpose of generating net revenue for the benefit of Client, Manager shall market the charter of the Aircraft at the hourly rate (the “Hourly Charter Rate”) and the “Fuel Surcharge” set forth on the Term Sheet. The Hourly Charter Rate and the Fuel Surcharge shall be periodically adjusted by mutual agreement of the Parties in response to competitive conditions. ****

****

Manager shall bear the risk of collection from charter customers other than for Client Party flights, and shall remit or credit Client the net (of Manager’s Operating Fees) revenue properly charged, other than for Client Party flights, regardless of Manager’s inability to collect; provided that in the event, after exerting commercially reasonable efforts, Manager is unable to collect an amount, Manager shall credit Client with amounts calculated **** unless and until such amount is collected. Revenues from Client Party flights shall be remitted or credited to Client upon receipt by Manager.

(b) Management Fee. Client shall pay to Manager the monthly management fee (“Management Fee”) as set forth on the Term Sheet. Such fee shall be prorated for partial months (at the commencement or termination of this Agreement). Such fee is due and payable on the 1st day of each month during the Term of this Agreement without further notice or demand and may increase annually on the anniversary date of this Agreement, effective with the first anniversary, as agreed by the Parties.

(c) Repairs and Maintenance.

(i) Hourly Labor Rate Plus Expenses. For all Aircraft maintenance services provided by Manager, Client shall pay Manager the hourly rate set forth on the Term Sheet. Client’ s advance written approval is required for any maintenance or repair work item performed on the Aircraft that will exceed a cost of ****;

(ii) Parts and Third-Party Maintenance. For all parts supplied by Manager and all third-party repair and maintenance expenses, Client shall reimburse Manager for the actual cost of such items, after any applicable discounts, plus a “Parts Sourcing Fee” as set forth on the Term Sheet. The Parts Sourcing Fee shall not apply to any part supplied or service provided pursuant to a manufacturer’s or other party’s parts or service program or warranty for which Client is subscribed, insured or otherwise covered; and

(iii) Amounts invoiced for repair and/or maintenance parts and services described herein shall be included as part of the invoice to Client for Reimbursable Expenses, defined below.

**** Certain confidential portions of this document have been intentionally omitted from this exhibit and will be separately filed with the Commission.

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(d) Fuel. The costs of all jet fuel and other Aircraft-related petroleum products used in operation of the Aircraft shall be borne by Client as set forth on the Term Sheet.

(e) Reimbursable Expenses. Manager shall pay, on Client’s behalf, all valid invoices for the costs that may be incurred in connection with the use, operation and maintenance of the Aircraft, including without limitation, the salaries and benefits for the flight crew, aircraft insurance, fuel, additives and oil, Aircraft maintenance, detailing, modifications, engine and component changes or additions, and accessories or parts for the Aircraft (in amounts as limited pursuant to the Term Sheet; collectively “Reimbursable Expenses”). Out-of-pocket trip expenses such as landing fees, ground handling, hangar and parking at the destination, as well as crew overnight expenses, shall be advanced by Manager and collected by Manager from Client, for 14 CFR.’ Part 91 flights, or from the charter customer for 14 CFR Part 135 flights. In the event compensation is paid by a 3rd-party for the services of the pilots in connection with the operation of the Aircraft under 14 CFR Part 91, such compensation shall be credited to Client.

(f) Segregated Operating Account. Upon the mutual execution and delivery of this Agreement, Manager shall establish a dedicated and segregated bank account at Manager’ s primary bank (“Segregated Operating Account”), for the purposes of receiving monies payable by and to Client hereunder, and for reimbursing Manager for expenses advanced by Manager with respect to the Aircraft.

(g) Funding/Accounting/Offset.

(i) Upon execution of this Agreement and thereafter whenever there is a subsequent change in amounts, Manager will provide Client with a fixed fee schedule, setting forth the fixed monthly charges for which Client is responsible including Flight and Maintenance Crew compensation (the “Fixed Monthly Charges”). On the first day of each month, Client shall wire transfer the Fixed Monthly Charges to the Segregated Operating Account, which Manager may immediately withdraw for proper application hereunder;

(ii) Not later than the 20th day of each month, Manager shall provide Client with a full accounting of all expenses incurred during the prior month for which Client is responsible, and all revenues properly charged for charter operations, together with appropriate back-up. The accounting will reflect an offset for the Fixed Monthly Charges prepaid by Client to Manager. Within ten (10) days of receipt of monthly accounting, Client shall remit payment of the net amount due Manager, if any, set forth in the accounting, via ACH or wire transfer, directly into the Segregated Operating Account, which Manager may immediately withdraw for proper application hereunder. In the event the amount properly charged for charter operations during the period, less Manager’s Operating Fees, exceeds the net amount due from Client for the period, at Client’s election Manager shall remit the excess to Client’s order or retain same to be credited toward future expenses;

(h) Operating Deposit. Upon the Effective Date, Owner will deposit in the Segregated Operating Account an “Operating Deposit” in the amount set forth in the Term Sheet. Manager may draw on the Operating Deposit to timely pay the Aircraft costs, expenses and fees which are the obligation of the Owner as they occur. Payments made by Owner pursuant to invoices presented from Manager shall be used to replenish the Operating Deposit and to pay costs not previously paid. Within sixty (60) days after termination of this Agreement, Manager shall pay to Owner the balance remaining in the Operating Deposit net of operating costs incurred prior to the termination of the Agreement but paid by Manager upon receipt of the relevant invoices after the termination of the Agreement. Concurrently with the remittance to Owner of the balance of the Operating Deposit, Manager shall provide Owner the supporting detailed documentation with respect to the operating costs charged to the Operating Deposit.

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16. Representations, Warranties and Agreements of Manager. Manager represents, warrants and agrees as follows:

(a) Government Approvals. No consent or approval of, giving notice to, registration with, or taking of any other action in respect of or by, any federal, state or local governmental authority or agency (other than the FAA), or other person is required with respect to the execution, delivery and performance by Manager of this Agreement or the consummation of any of the transactions by Manager contemplated hereby or thereby, or if any such approval, notice, registration or action is required, it has been duly given or obtained. Manager is a certificated (#N2UA274L) on-demand air carrier licensed by the Federal Aviation Administration (“FAA”) pursuant to 14 CFR Part 119 to conduct operations under 14 CFR Part 135.

(b) Authorization. Manager has all necessary powers to enter into the transactions contemplated in this Agreement. The undersigned is authorized to enter into this Agreement on behalf of and to bind Manager and all who may claim through it.

(c) Accidents. Manager shall, as soon as reasonably and practicably possible, notify Client of any accident or incident involving the Aircraft and any event involving damage to persons or property during operation of the Aircraft, including any such accident or incident required to be reported under NTSB Part 830. Manager shall assist Client in investigating any such occurrence and making any required reports, including reports to the FAA, the National Transportation Safety Board or to the insurer(s) providing coverage with respect to the Aircraft.

(d) No Liens. Manager will not directly or indirectly create, incur, assume or suffer to exist any liens on or with respect to (i) the Aircraft or any part thereof; (ii) Client’s title thereto; or (iii) any interest of Client therein (and Manager will promptly, at its own expense, take such action as may be necessary to discharge any such lien), except (a) the respective rights of Client and Manager as herein provided and/or by applicable law; and (b) liens created by, caused to be created by, or consented to in writing by Client.

17. Representations, Warranties and Agreements of Client. Client represents, warrants and agrees as follows:

(a) Authorization. Client has all necessary powers to enter into the transactions contemplated in this Agreement. The undersigned is authorized to enter into this Agreement on behalf of and to bind Client and all who may claim through it.

(b) FAA Registration. Client shall maintain the Aircraft’s registration with the FAA in the name of Client.

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18. Termination.

(a) Termination. This Agreement shall terminate:

(i) Upon either Party providing notice to the other Party pursuant to the terms of Section 1;

(ii) Upon ten (10) days after one Party’s delivery of a written notice of termination to the other Party following the other Party’s failure to perform any of the terms and conditions of this Agreement, including, but not limited to, making any payment required herein within the time required herein or making an assignment of this Agreement except as authorized under Section 19(j);

(iii) In the event of one Party’s violation of any representation and/or warranty set forth herein, or in the event one Party’ s representation and/or warranty is discovered by the other Party to be false, and the violation and/or falsity continues for fifteen (15) days after written notice thereof from the other Party;

(iv) Upon Manager’s delivery of written notice of termination based upon Client’s uncured material breach of any hangarage agreement with Manager for storage of the Aircraft at Manager’ s operating base;

(v) Upon any Party (i) becoming insolvent, (ii) failing to pay its debts when due, (iii) making any assignment for the benefit of creditors, (iv) seeking relief under any bankruptcy law or similar law for the protection of debtors, (v)suffering a petition of bankruptcy filed against it that is not dismissed within fifteen (15) days of filing, or (vi) suffering a receiver or trustee appointed for such Party or any of its assets, and such appointment is not withdrawn within fifteen (15) days of such appointment as determined by the earlier of a court order or operation of law;

(vi) At Client’s election in writing to Manager, immediately upon Manager suffering the loss, suspension or other limitation of or on its air carrier certificate or its ability to conduct operations under 14 CFR Part 135; and

(vii) Upon the termination of Client’s ownership interest m the Aircraft.

(b) Effect of Expiration and Termination. The expiration or earlier termination of this Agreement shall not relieve either Party from any obligation, whether for the payment of money or otherwise, that arose or arises from acts or omissions that occurred prior to such expiration or termination, and the Parties’ rights and remedies shall not be limited or restricted on account of such expiration or termination.

(c) Return of Client Items. Upon the expiration or earlier termination of this Agreement, Manager shall promptly deliver to Client all books and records, spare parts, manuals, and all other data and material for the Aircraft (as opposed to Manager’s property) in Manager’s possession along with property relating to the Aircraft the cost of which was paid for by the Client.

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(d) Final Accounting. Within a reasonable period of time after the end of the calendar month in which this Agreement expires or is terminated, Manager will furnish to Client a full report of all revenues earned and expenses incurred prior to such expiration or termination and not included in a prior statement by Manager in accordance with Section 6(e) (the “Final Report”). If Manager thereafter pays expenses properly chargeable to Client under this Agreement and not included in the Final Report, Manager shall promptly provide Client with a supplementary final report with respect to such expenses. Client or Manager shall make full payment, as the case may be, of all amounts due with respect to the Final Report or any supplement within fifteen (15) days of receipt of such reports.

19. General Provisions.

(a) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.

(b) Time is of the Essence. Time is of the essence in this Agreement and each of its provisions.

(c) Construction of Agreement. The Parties acknowledge and agree that they have had the opportunity to review and negotiate the provisions of this Agreement, and that this Agreement shall not be deemed to have been prepared or drafted by one Party or the other and it shall be construed accordingly.

(d) Partial Invalidity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, shall remain in full force and effect.

(e) Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any Party: (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party; (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence; and, (iii) waiver by any Party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself nor does it constitute a waiver of any other or future time for performance or obligation hereunder.

(f) Notices. Any notice or other communication required or permitted under this Agreement shall be in writing, and shall be deemed duly given: (i) upon actual delivery if delivered personally or by courier that provides delivery receipts; (ii) upon the date of facsimile transmission, if by facsimile during the normal business hours of the recipient on a business day (or, if not, on the next following business day), provided that the sending facsimile confirms complete transmission of the complete notice; (iii) the next business day after mailing by national overnight carrier (e.g., FedEx, UPS or US Postal Service); or (iv) three days following deposit in the United States mail, if deposited with postage prepaid, return receipt requested and properly addressed to such address as may be specified in writing by the relevant Party from time to time.

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Until such time that a Party provides written notice of its change of address and/or facsimile number, the addresses and facsimile numbers for the Parties shall be those set forth on the Term Sheet.

(g) Nevada Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of any state’s choice or conflicts of law’s provisions.

(h) Entire Agreement. This Agreement (including the attached Schedules) constitutes the entire agreement between the Parties pertaining to the subject matter contained in this Agreement and supersedes any prior or contemporaneous agreements, representations and understandings, whether written or oral, of or between the Parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

(i) Amendment. This Agreement may be amended only by a written amendment signed by both of the Parties.

(j) Assignment. Client may, both prior and subsequent to the effective date of this Agreement, encumber the Aircraft with chattel mortgages or other security agreement , provided that no such mortgage or other security agreement may preempt or establish priority over this Agreement without the express consent of Manager in writing which may be withheld in Manager’s reasonable discretion and may not prohibit Manager’s charter operation of the Aircraft. Any such encumbrance shall not relieve Client of any of its obligations to Manager hereunder and shall not be construed as an assignment of this Agreement. Client may not otherwise assign this Agreement without the express consent of Manager in writing which may be withheld in Manager’s sole discretion. Subject to the foregoing limitations on assignment, this Agreement shall be binding upon and inure to the benefit of the respective Parties, and their respective successors and assigns.

(k) Attorneys’ Fees. Should any action (including any proceedings in a bankruptcy court) be commenced between any of the Parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity hereunder, solely as between the Parties or their successors, the Party or Parties prevailing in such action as determined by the court in such action or in a separate legal action, shall be entitled to recover from the other Party all of its costs and expenses incurred in connection with such action (including without limitation fees, disbursements and expenses of attorneys and costs of investigation).

(l) Remedies Not Exclusive. Except as expressly provided herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

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(m) No Third-Party Rights. Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any Party to this Agreement.

(n) Counterparts. This Agreement may be executed in counterparts, each of which independently shall be deemed to be an original and all of which together shall constitute one instrument. The Parties agree that signatures on this Agreement transmitted via facsimile and/or copies of signatures have the same force and effect and are considered the same as originals.

(o) Expenses. Each Party shall bear all of its own expenses in connection with the negotiation, execution and delivery of this Agreement.

(p) Relationship of the Parties. Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or lessor-lessee relationship between the Parties hereto or be construed to evidence the intention of the Parties to constitute such. When Manager is in possession of the Aircraft, it shall be acting as a temporary bailee and agent of Client.

(q) Construction. References to charter “customers” or “users” in this Agreement are intended to be consistent with the use of such terms and phrases as employed and defined in the Code. Except when Client’s flights are operated under 14 CFR Part 135, such customers or users are customers of Manager and are not parties to this Agreement. Manager is not a customer of Client. The term “customer” is a “user” of the Aircraft as “user” is defined in Code Section 469 and regulations enacted pursuant thereto. In particular, and without limiting the generality of the foregoing, nothing herein express or implied, shall be deemed or construed to constitute a lease or rental of the Aircraft to Manager or any other party or to grant an “average period of customer use” for a period in excess of seven (7) days as that term is employed in Treasury Regulation 1.469-1(e)(3(iii), or a “continuing or recurring right” to use the Aircraft as that phrase is employed in Treasury Regulation 1.469-1(e)(3)(iii)(D).

(r) Force Majeure. Exclusive of the Client’s payment obligations contained herein, each Party to this Agreement shall be relieved of its obligations hereunder in the event and to the extent that Party’s performance is delayed or prevented by any cause beyond such Party’s reasonable control including, but not limited to: acts of God, public enemies or terrorists; war; civil disorder; fire; flood; explosion; earthquake; labor disputes; riots; insurrections; strikes; or any acts or orders of any applicable government authority.

(s) Additional Provisions. The Term Sheet attached hereto as Exhibit A is made a part hereof. In the event of any discrepancy or ambiguity as between this Agreement and Exhibit A, the terms of this Agreement shall control.

***Signature Page Follows***

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IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed effective as of the day and year first written above.

CLIENT:

Jet Token Management Inc.

By:	/s/ Michael Winston
Name:	Michael Winston
Title:	Manager / President

MANAGER:

GREAT WESTERN AIR, LLC

By:	/s/ Greg Woods
Name:	Greg Woods
Title:	President

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EXHIBIT “A”

TERM SHEET

HONDAJET HA-420 ELITE
MANUFACTURER’S SERIAL NUMBER ****
U.S. REGISTRATION ****

Manager Contacts:	Client Contacts:
Great Western Air, LLC	Jet Token Management Inc.

275 E Tropicana Ave	c/o Jet Token Inc.
Las Vegas, NV 89169	10845 Griffith Peak Drive, Suite 200
Las Vegas, NV 89135

P: 702-448-2366	P: 702-747-4000
F: 888-3 73-0196	F: 650-716-5004

DESCRIPTION OF SERVICE	DESCRIPTION OF COST
1. One-time 14 CFR Part 135 Conformity Inspection and Set- Up Fee	****
2. Monthly Management Fee	****
3. Crew Compensation

As set forth on the operating budget as mutually agreed by the parties.

Flight Attendant: As agreed from time to time.

Training at contract training provider at cost incurred for initial and recurrent. Pilots require both recurrent or initial training (depending on the pilot’s existing certification) and a 297 check ride each year.

4. Maintenance Oversight & Co-ordination	****

****Certain confidential portions of this document have been intentionally omitted from this exhibit and will be separately filed with the Commission.

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DESCRIPTION OF SERVICE	DESCRIPTION OF COST
5. Charter Hourly Rate	**** Daily Minimum: Applies to all charter customers
6. Fuel Surcharge ‘ ‘	As incurred based on an index of ****
7. Hangar Costs	42.62 length x 39.76 wingspan x **** , and in no case an actual cost that would otherwise exceed ****.
8. Operating Deposit

****

Provided, that Manager may request that Client deposit a sum reasonably estimated by Manager to cover the cost of any anticipated significant expenses (e.g., major repair, service or other major work on the Aircraft in an amount in excess of ****). If Client does not timely make a requested deposit, Manager may in its sole discretion elect not to incur the expense until such time as Client makes the requested deposit.

9. Aviation Fuel	As incurred, net of discounts and rebates.
10. Aircraft Insurance	Liability Limit: **** Hull Coverage: **** Premiums: As quoted.
11. Maintenance	All other maintenance labor provided by Manager to Client shall be ****.
12. Parts Sourcing Fee	****, subject to mutual agreement of the parties

****Certain confidential portions of this document have been intentionally omitted from this exhibit and will be separately filed with the Commission.

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DESCRIPTION OF SERVICE	DESCRIPTION OF COST

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